UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2004

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane Westmont, Illinois 60559
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                 Regulation FD Disclosure.

SIRVA, Inc. is disclosing the following information regarding Executive Relocation Corporation (“Executive Relocation”), its recently acquired subsidiary.

Executive Relocation — summary financial information

Executive Relocation has not been, and is not currently required, to have separate audited financial statements, and the figures below were derived from unaudited internal financial information.

Measure	2001 Actual	2002 Actual	2003 Actual	12 months ended 9/30/04	2004 Estimated
Fee revenues	$17,200,000	$18,900,000	$19,959,000	$25,680,000	$25,500,000
Parent intercompany credits	0	0	41,000	200,000	200,000
Net interest income	$3,369,000	$3,060,000	$3,838,000	$4,074,000	$3,956,000
Additional interest expense (intercompany)	369,000	260,000	238,000	305,000	327,000

Executive Relocation — EBITDA

EBITDA is defined as net income before interest, taxes, depreciation and amortization.  SIRVA believes that Executive Relocation’s EBITDA is a relevant measure for assessing its investment in Executive Relocation because it attempts to eliminate variances caused by the effects of differences in taxation, the amount and type of capital employed and depreciation and amortization policies.  EBITDA is not a measure determined in accordance with generally accepted accounting principles and should not be considered by investors as an alternative to net income as an indicator of performance.  EBITDA as disclosed below is not necessarily comparable to EBITDA disclosed by other companies because EBITDA is not uniformly defined.  The following calculations reflect assumptions regarding applicable income tax rates, and interest expense has been netted against interest income in the “Net income” line.

	12 months ended 9/30/04	2004 Estimated
Net income	$8,000,000	$8,300,000
Interest expense	—	—
Provision for income taxes	5,200,000	5,300,000
Depreciation and amortization	300,000	300,000
EBITDA	13,500,000	13,900,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: December 28, 2004
	By:	/s/ RALPH A. FORD
	Name:	Ralph A. Ford
	Title:	Senior Vice President and General Counsel